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                                                                   EXHIBIT 10.17


         [TRANSPRO, INC. PRECISION TRANSPORTATION PRODUCTS LETTERHEAD]


September 24, 1996

Mr. Timothy E. Coyne
51 Hunter Ridge Road
Monroe, CT 06468

Dear Tim:

I am pleased to offer you the position of Vice President & Corporate Controller for TransPro, Inc. starting October 7, 1996. You will work directly for me out of our New Haven office.

Your base compensation will start at $125,000 per year, paid bi-weekly. Your next review will be in the December 1997-January 1998 time frame. In 1997 you will participate in the TransPro annual incentive plan which provides you with a target bonus of 30% of your base salary, with a maximum award of 60% based on performance. We have recommended to the Personnel & Nominating Committee of the Board that you participate in the TransPro Long Term Incentive Plan (LTIP). Our recommendation is that at the next meeting of that Committee that they grant you 4,395 stock options and a grant of 660 restricted stock which represent one-half of a full year's grant of stock. The annual granting of options occurs in April and it is anticipated that you will receive a full year's grant in April of 1998. These stock option/restricted stock award numbers were calculated using the formula applied to other participants in the LTIP. In addition, you will be provided a leased automobile or automobile allowance (4% of base pay).

TransPro offers a full benefit program which includes medical, dental, basic life, supplemental life, and supplemental disability insurances. In helping you make plans for your future financial security, we have a pension plan and a 401k savings plan. All of these will be made available to you in accordance with the various plans provisions. You will have four weeks of vacation available for your use starting in 1997. Additionally, as a member of the Senior Staff of TransPro you will be provided with a severance agreement which will provide you with twelve months of severance should you lose your position for any reason other than for cause. The Severance Agreement is attached for your review and signature.

I am excited about your joining TransPro. We have both a great challenge and opportunity ahead of us as we grow TransPro into a larger, more successful business.
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You may indicate your "yes" by signing and dating this offer letter as provided below and returning it to me. This employment offer is contingent upon your successful passing of our drug/alcohol screening which is completed on all new hires. I'll be in touch regarding arrangements for your drug/alcohol screening.

Sincerely,

/s/ John Martin

John Martin
Chief Financial Officer

I accept this employment offer from TransPro, Inc.


/s/ Timothy E. Coyne               9/26/96
--------------------               -------
Timothy E. Coyne                    Date


cc:  Jeff Jackson
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                               SEVERANCE AGREEMENT

         "If you should lose your position at TransPro, Inc. as Vice President and Corporate Controller, (except for termination for "cause" as defined below); or, should there be a material change in ownership, or the sale of a portion of the business, which results in your not having a position similar to the Corporate Controller including similar pay and benefits, then your bi-weekly salary shall continue to be paid until you either secure other full-time employment, or for one year, whichever occurs first. Based on this agreement, you and TransPro mutually agree that the employment relationship which exists between TransPro and yourself may be terminated at will at any time.

         This agreement shall constitute the entire agreement between you and TransPro, Inc. with respect to the subject matter hereof, including, without limitation, the terms of any severance payments to be made to you upon your termination of employment with TransPro, and shall supersede and replace all provisions, negotiations, commitments and writings with respect to such matter, without limitation.

         Termination by TransPro, Inc. of your employment for "Cause" shall mean termination (a) upon the willful or continued failure by you to substantially perform your duties with the Company, (b) the willful engaging by you in an act or acts of dishonesty constituting a felony and resulting or intended to result in gain or personal enrichment at the expense of the company, or your conviction of a felony, or (c) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise."


If you understand and agree to these terms and conditions, please sign and date this agreement as provided below and return one original copy to me.

/s/ Hank P. McHale
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Hank P. McHale, President & CEO

I accept these terms and conditions and agree to them this 26th day of September, 1996.

/s/ Timothy E. Coyne
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Timothy E. Coyne